The Board of Directors
Affiliated Community Bancorp, Inc.



We consent to incorporation by reference in the Registration Statement (No. 333-20181) on Form S-8 of our reports on the consolidated financial statements of The Federal Savings Bank as of December 31, 1995 and 1994 and for each of the years in the two-year period ended December 31, 1995 and on the consolidated financial statements of Main Street Community Bancorp, Inc. as of and for the year ended December 31, 1994 which report appears in the December 31, 1996, annual report on Form 10-K of Affiliated Community Bancorp.


                                    /s/ KPMG Peat Marwick LLP
                                        KPMG Peat Marwick LLP
March 17, 1997